Exhibit 10.1

RETIREMENT AND WAIVER AND RELEASE AGREEMENT

This Retirement and Waiver and Release Agreement (“Agreement”) is hereby made by and between James E. Fleischhacker, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Fleischhacker”), and Molex Incorporated, on behalf of itself, its subsidiaries, divisions, affiliate companies, directors, officers, successors, employees, agents and anyone acting for it (collectively referred to throughout this Agreement as “Molex”). This Agreement provides for pay and/or benefits to Fleischhacker as retirement benefits, for consulting services to be performed by Fleischhacker, and for his forbearance from taking certain actions, all as specifically set forth below. This Agreement shall be effective as of February 22, 2012 (the “Effective Date”).

The terms of this Agreement are as follows:

1. Employment Transition. Fleischhacker is currently employed by Molex as Executive Vice President and President, Commercial Products Division. Fleischhacker and Molex agree that effective June 30, 2012, Fleischhacker will step down as President, Commercial Products Division, and effective July 1, 2012, Fleischhacker will be appointed as Executive Vice President, Technology & Innovation, reporting to the Chief Operating Officer of Molex. In this role, Fleischhacker will be responsible for helping to: (i) establish Molex’s product vision, platform and roadmap; (ii) execute Molex’s product strategy; (iii) anticipate and react to major technology changes to ensure the maintenance of Molex leadership in the competitive landscape; (iv) manage the cross-divisional product innovation process to identify strategies, business opportunities and new technologies; and (v) establish key university relationships to explore new technologies and products and to develop a key technical employee talent pipeline. During this time, Fleischhacker will remain an executive officer of Molex and a member of the Global Leadership Team.

2. Retirement and Consulting Arrangement. Fleischhacker and Molex agree and acknowledge that Fleischhacker shall voluntarily retire from Molex effective December 31, 2012 (the “Retirement Date”). Provided that Fleischhacker (i) remains in the employ of Molex through his Retirement Date and (ii) abides by all of Fleischhacker’s obligations under Section 3 below, then on the condition that Fleischhacker does not revoke the signed Agreement within seven days of the Effective Date, Molex agrees to provide the following retirement pay, retirement benefits and other consideration (i.e., the “Consulting Agreement”) to Fleischhacker:

(a) Consulting Agreement. Molex agrees to enter into a Consulting Agreement with Fleischhacker pursuant to the terms and conditions provided in the Consulting Agreement attached hereto and made a part of this Agreement, and Fleischhacker agrees to execute this Agreement simultaneously with his execution of the Consulting Agreement. Fleischhacker agrees and acknowledges that his (i) failure to execute this Agreement or (ii) timely revocation of this Agreement shall render the Consulting Agreement null and void.

(b) Annual Retirement Benefit. From January 1, 2013 to December 31, 2015 (the “Retirement Period”), Molex shall pay Fleischhacker an annual retirement benefit in an amount equal to 100% of his base salary as of his Retirement Date, less applicable deductions and tax withholdings, payable in equal installments in accordance with Molex’s regular payroll practice with the first installment being paid on the first regular payroll date following January 1, 2013. These payments shall continue to Fleischhacker’s surviving spouse in the event of his death prior to the end of the Retirement Period. In the event of the death of Fleischhacker’s surviving spouse prior to the end of the Retirement Period, the annual retirement benefits shall cease with the month of her death and no further annual retirement benefits shall be payable.

(c) Medical Coverage. Molex shall continue to provide group medical coverage for Fleischhacker and his covered dependents in accordance with Molex’s medical program through the Retirement Date. Fleischhacker shall contribute towards the cost of such health coverage for himself and any covered dependents at the applicable active-employee rate(s) then prevailing. Molex shall provide group medical coverage for Fleischhacker and his spouse in accordance with Molex’s retiree medical program beginning on January 1, 2013. Fleischhacker and his spouse shall be provided retiree medical coverage through the dates of their respective deaths. Fleischhacker’s covered dependents (other than his spouse) shall be provided medical coverage through the date they cease to be covered dependents under the terms of Molex’s medical program. Fleischhacker shall contribute towards the cost of the retiree health coverage for himself and any covered dependents at the applicable retiree rate(s) then prevailing. The extension of retiree medical coverage will count against mandatory federal COBRA coverage extension. Nothing in this Agreement shall prevent Molex from increasing or decreasing active employee and retiree contribution rates for its medical programs, or from amending, modifying or terminating its active employee or retiree medical programs, as such rights are reserved to Molex under the terms of such programs.

(d) Dental Coverage. Molex shall continue to provide group dental coverage for Fleischhacker and his covered dependents in accordance with Molex’s group dental plan through the Retirement Date, which coverage shall thereafter continue for Fleischhacker and his covered dependents for the duration of the Retirement Period. Fleischhacker shall contribute towards the cost of the dental coverage for himself and any covered dependents at the applicable active employee rate(s) then prevailing. The extension of coverage will count against mandatory federal COBRA coverage extension. Beginning January 1, 2016, dental coverage will no longer be provided by Molex to Fleischhacker and/or his covered dependents. Nothing in this Agreement shall prevent Molex from increasing or decreasing active employee contribution rates for its dental programs, or from amending, modifying or terminating its active employee or retiree dental programs, as such rights are reserved to Molex under the terms of such programs.

(e) Equity Award Grants. Upon the Retirement Date, the vesting of any outstanding stock awards to Fleischhacker shall accelerate, and such awards shall be exercisable pursuant to the terms of the applicable stock incentive plan.

(f) Automobile. Fleischhacker shall be entitled to keep the company vehicle leased by Molex for Fleischhacker’s use as of the Effective Date. Fleischhacker shall be responsible for payment of any taxes relating to such benefit.

(g) Other Benefits. Molex shall pay Fleischhacker all retirement benefits that he is entitled to receive under Molex’s 401(k) plan and supplemental executive retirement plan(s) at such times as distributions are permitted to him under the terms of such plans and Sections 401(k) and 409A of the Internal Revenue Code; provided, that his eligibility to participate in such plans shall cease as of the Retirement Date. All other health and welfare benefits, including life insurance and long-term disability insurance, shall cease as of the Retirement Date.

3. Fleischhacker’s Obligations. Fleischhacker agrees that during the period of time he receives pay or benefits under Section 2 above, and for a period of 24 months thereafter, he will comply with the following provisions:

(a) Non-Compete. Fleischhacker will not, directly or indirectly, either as an employee or a member of a partnership, or as an employee, sponsor, promoter, stockholder (except for publicly traded corporations), officer or director of a corporation or other business entity, or otherwise own, manage, operate, contract, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, whether foreign or domestic, similar to or competing with the type of business conducted by Molex and the products produced by Molex without the prior express written consent of the Chief Executive Officer of Molex. If Fleischhacker secures subsequent employment which does not violate the restrictive covenants contained herein, as determined by the Chief Executive Officer of Molex, Molex shall remain obligated to perform under the terms of the Agreement.

(b) Non-Solicitation of Employees. Fleischhacker, either directly or indirectly, will not solicit for employment or hire any employee of Molex on his own behalf or on behalf of any company, firm, organization or person or recommend any employee of Molex to any other person or party for employment without the prior express written consent of the Chief Executive Officer of Molex;

(c) Confidential Information. Fleischhacker acknowledges that, by virtue of his employment with Molex, he has had access to and/or received trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to Molex’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Molex, Fleischhacker agrees that he will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Molex.

(d) Molex Reputation. Fleischhacker agrees that he shall not do or say anything that directly disparages or adversely affects Molex.

(e) Return of Molex Property. Fleischhacker agrees that as of his Retirement Date, he shall return to Molex all property and information belonging to Molex in accordance with Molex’s separation policies, except for such materials required for him to perform any consulting duties under the Consulting Agreement.

(f) Molex Relief. Fleischhacker acknowledges that the obligations set forth in Sections 3(a), (b) and (c) above are necessary to protect Molex’s legitimate business interests, that breach of any of these obligations would cause irreparable harm to Molex justifying the awarding of injunctive relief against Fleischhacker as well as other remedies, and that he is agreeing to the obligations in Sections 3(a), (b) and (c) above because of the substantial consideration he is receiving hereunder.

(g) Discontinuation of Payments. Fleischhacker agrees that if he breaches any of the obligations set forth in Sections 3(a), (b) and (c) above, then Molex has the right to discontinue and not provide any outstanding pay and/or benefits that Fleischhacker would otherwise not have been eligible to receive but for this Agreement.

4. Waiver and Release. Fleischhacker waives and releases Molex from any and all claims of any type arising out of or relating to his employment with Molex or the separation of his employment with Molex. This waiver and release includes, but is not limited to:

(a)	Claims that Molex violated its personnel policies, handbook, or any implied or express contract of employment;

(b)	Claims for entitlement to any pay, bonus, commission, disability benefits, life insurance benefits, stock options, or severance, welfare or retirement benefits (other than as described in this Agreement);

(c)	Claims for wrongful termination, violation of public policy, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, loss of consortium, negligence, breach of contract, promissory estoppel, and any other common or statutory law claim;

(d)	Claims of discrimination or retaliation based on age (including the federal Age Discrimination in Employment Act), ancestry, national origin, color, sex, pregnancy, concerted activity, disability, handicap, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sexual orientation, source of income, union activity, veteran’s status, or other status protected by any local, state or federal law; and

(e)	Claims under any other local, state or federal statute or common law, including the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act.

5. ADEA Claims. Among the claims being waived and released by Fleischhacker are any and all claims under the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). Pursuant to the requirements of the ADEA and OWBPA, Fleischhacker acknowledges that:

(a)	This waiver and release is written in a manner that is understood by Fleischhacker, that he in fact understands the waiver and release, and that he understands the entire Agreement;

(b)	He knowingly, voluntarily and expressly intends to waive and release claims under the ADEA;

(c)	He is not waiving rights or claims that may arise after the date this Agreement is executed;

(d)	He is receiving valuable benefits and consideration under this Agreement that he is not already entitled to receive;

(e)	He has been and is being advised by Molex to consult with an attorney prior to executing this Agreement;

(f)	He has seven days from the Effective Date of this Agreement to revoke the Agreement; and

(g)	He has been advised that this Agreement shall not become effective or enforceable and the consideration set forth in Section 2 of this Agreement shall not be paid if Fleischhacker exercises his right to revoke this Agreement.

6. Other Claims. The parties hereto agree never to sue each other in any forum for any reason, including but not limited to claims, laws or theories covered by the above waiver and release language, but not including claims that arise after the effective date of this Agreement. Excepted from this promise are claims under the federal Age Discrimination in Employment Act challenging the validity of the waiver and release contained in this Agreement and only to the extent such an exception is required by law. Also excepted are any claims that cannot be waived by law and claims for breach of this Agreement. Nothing in this waiver and release shall preclude Fleischhacker from filing a charge or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission. However, Fleischhacker agrees that he will not accept any benefit, monetary or otherwise, which may result from any such charge, investigation or proceeding.

7. No Admission of Liability. This Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect, for any purpose whatsoever, as being an admission of liability or wrongdoing by Molex.

8. Superseding Agreement. This Agreement supersedes any and all prior written or verbal communications relating to the subject matter hereto.

9. Amendment. This Agreement may be amended only in a writing signed by both parties.

10. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Illinois to the extent not preempted by the Employee Retirement Income Security Act of 1974.

11. Fleischhacker Acknowledgment. Fleischhacker agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement.

12. Code Section 409A Compliance. Molex and Fleischhacker acknowledge that due to the continuing consulting arrangement and continuing services Fleischhacker will perform for Molex that Fleischhacker will not incur a “separation from service” under Section 409A of the Internal Revenue Code (“Section 409A”) as of the Retirement Date. As a result, any continuing retirement benefit payments made following the Retirement Date will constitute payments made as a result of a fixed payment date and not made as a result of a separation from service, and no six-month delay shall be required. Molex and Fleischhacker further acknowledge that the retirement benefit payments made do represent “deferred compensation” under Section 409A and may not be accelerated or further deferred except as in accordance with Section 409A and the regulations issued thereunder.

13. Effective Date. This Agreement shall be effective on the eighth day following the Effective Date if Fleischhacker does not revoke it before then. This entire Agreement shall be void and of no force and effect if Fleischhacker timely revokes this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

James E. Fleischhacker	Molex Incorporated

/s/ James E. Fleischhacker	/s/ Martin P. Slark
Martin P Slark Vice Chairman and Chief Executive Officer

Dated: February 22, 2012	Dated: February 22, 2012